UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: February 22, 2007

(Date of earliest event reported)

Markel Corporation

(Exact name of registrant as specified in its charter)

Virginia	001-15811	54-1959284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4521 Highwoods Parkway

Glen Allen, Virginia 23060-6148

(804) 747-0136

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Effective February 22, 2007, on the recommendation of its Nominating/Corporate Governance Committee, the Board of Directors of Markel Corporation (the “Company”) has elected Lemuel E. Lewis to serve as a Director of the Company until the Company’s 2007 annual meeting of shareholders. It has not yet been determined on which committees of the Board of Directors Mr. Lewis will serve.

Concurrent with Mr. Lewis’ election as a Director, the Compensation Committee of the Board of Directors awarded Mr. Lewis 250 Restricted Stock Units under the Company’s Omnibus Incentive Plan. Such restricted stock units are scheduled to vest on May 14, 2008. A copy of the form of restricted stock unit award agreement is filed as an exhibit to this report.

(e) The Company periodically makes restricted stock unit awards to its executive officers under the Company’s Omnibus Incentive Plan. The Compensation Committee of the Board of Directors has approved modifications to the form of restricted stock unit award agreement used in connection with these grants to address the requirements of Section 409A of the Internal Revenue Code and regulations thereunder. A copy of the revised form of restricted stock unit award agreement for executive officers is filed as an exhibit to this report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

No.	Description

10.1	Form of Restricted Stock Unit Award Agreement for Lemuel E. Lewis

10.2	Form of Restricted Stock Unit Award Agreement for Executive Officers

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

MARKEL CORPORATION

Date: February 28, 2007	By:	/s/ Richard R. Whitt, III
	Name:	Richard R. Whitt, III
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

No.	Description

10.1	Form of Restricted Stock Unit Award Agreement for Lemuel E. Lewis

10.2	Form of Restricted Stock Unit Award Agreement for Executive Officers